EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Acorda Therapeutics, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-164626, 333-158085, 333-131846, 333-149726 and 333-174785) on Form S-8 and in the registration statements (Nos. 333-164312 and 333-152826) on Form S-3 of Acorda Therapeutics, Inc. of our report dated February 26, 2010, with respect to the consolidated statements of operations, changes in stockholders' equity, and cash flows of Acorda Therapeutics, Inc. and subsidiaries for the year ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of Acorda Therapeutics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
February 28, 2012